                                                                    Exhibit 99.1


ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
Contact: William R. Council, III
         Chief Executive Officer


             ADVOCAT EXTENDS DEADLINE FOR VOTING ON DCMS TRANSACTION

FRANKLIN, Tenn. - (November 3, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it extended the deadline for shareholders to vote on the transaction to sell its wholly owned Canadian subsidiary, Diversicare Canada Management Services Co., Inc. (DCMS) to November 21, 2003. A majority of Advocat's shares outstanding were neither voted to approve nor deny the transaction at the meeting today.

Shareholders cast the following votes as of today regarding the DCMS transaction:

Voting in Favor of the DCMS transaction:       2,443,248 shares, or 44.5% of the outstanding shares.
Voting Against the DCMS transaction:           1,162,530 shares, or 21.2% of the outstanding shares.
Abstaining from Voting                         37,810 shares, or 0.7% of the outstanding shares.

The transaction requires a majority of the Company's 5,493,287 shares, or 2,746,644 shares, to approve the transaction.

"The deadline for voting on the sale of DCMS was extended so that a majority of shares outstanding would have a voice in the transaction," stated William R. Council, Chief Executive Officer. "We intend to re-solicit votes from those shareholders that have not voted on the transaction. Shareholders who have already voted will also have the opportunity to change their vote until the extended deadline of November 21st."

"The Company believes the shareholders should approve this transaction in order to afford the Company the best chance to continue the orderly repayment of creditors and the extension of the January 2004 maturities of certain debt agreements," continued Mr. Council. "In addition, the Company believes that this is an opportune time to conclude a sale of DCMS due to the expiration of certain significant leases and management contracts in the coming months. The Company encourages all shareholders to exercise their right to vote on this important issue."

If approved, Advocat would sell DCMS to DCMS Holding, Inc., a privately-owned Ontario corporation, for $16.5 million Canadian (approximately $12 million U.S. dollars). The transaction includes 14 nursing homes and 24 assisted living facilities in the Canadian provinces of Ontario, British Columbia and Alberta operated by DCMS.

Advocat has signed a definitive agreement to sell DCMS pending shareholder and regulatory approval. Under terms of the agreement, the purchaser has deposited $1 million Canadian in escrow and Advocat will receive the deposit and $7.5 million Canadian at closing plus a note for $8.0 million Canadian payable over five years. The proceeds from the transaction will be used to pay down debt under Advocat's bank credit facility.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in Canadian exchange rates, regulatory approval, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                           http://www.irinfo.com/avc